     As filed with the Securities and Exchange Commission on July 26, 2001
                                                           File No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            -------------------------

                           AUTHENTIDATE HOLDING CORP.
             (Exact name of Registrant as specified in its charter)

       Delaware                 2165 Technology Drive           14-1673067
(State of Incorporation)        Schenectady, NY 12308       (I.R.S. Employer
                                   (518) 346-7799         Identification Number)

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        2000 EMPLOYEES STOCK OPTION PLAN
                               (Full Name of Plan)
                                -----------------
                                  John T. Botti
                             Chief Executive Officer
                              2165 Technology Drive
                              Schenectady, NY 12308
                                 (518) 346-7799
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                -----------------
                                 With copies to:
                             Victor J. DiGioia, Esq.
                           Michael A. Goldstein, Esq.
                            GOLDSTEIN & DIGIOIA, LLP
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed          Proposed
                                                                 Maximum           Maximum
                                                                 Offering          Aggregate        Amount of
Title of Each Class of Securities Being      Amount to be        Price per         Offering         Registration
Registered                                    Registered         Share(1)          Price(1)         Fee
---------------------------------------      ------------       ------------    ---------------    -------------
Common Stock, $.001 par
value......................                    5,000,000           $4.92          $24,600,000        $6,150.00
---------------------------------------     --------------      ------------    ---------------    -------------
Total......................                    5,000,000                          $24,600,000        $6,150.00
=======================================     ==============      ============    ===============    =============

(1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(h), based on the average of the high and low prices of a share of Common Stock as quoted on the Nasdaq National Market on July 23, 2001 ($4.92 per share).
         ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

         This Registration Statement relates to 5,000,000 shares of Common Stock, $.001 par value, of Authentidate Holding Corp., authorized for issuance in connection with the grant of options to the company's employees and other authorized persons under its 2000 Employee Stock Option Plan. At the Annual Meeting of Stockholders held on March 23, 2001, our shareholders approved the adoption of the 2000 Employee Stock Option Plan. Pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended, the documents containing the information specified in Part I for Form S-8 will be sent or given to participants in the Employee Plan. In accordance with the instructions to Part I of Form S-8, the Employee Plan and related documents are not being filed with the Securities and Exchange Commission as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. The foregoing documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

         There is also as part of Part I of this registration statement, a re-offer prospectus, prepared in accordance with the requirements of Part I of Form S-3, relating to and to be used in connection with any re-offer and resale of an aggregate of 5,000,000 shares of our common stock by:

         -        persons who may be deemed to be our affiliates;

         - any shares of common stock issued or to be issued to such persons;

         -        and all persons holding restricted securities issued

pursuant to the exercise of the options granted under the 2000 Employee Stock Option Plan, all as permitted by General Instruction C of Form S-8.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Authentidate Holding Corp. will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person: (1) a copy of any document described in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) Prospectus (other than exhibits); and (2) the documents required to be delivered to employees pursuant to Rule 428(b). Requests for such copies should be directed to Dennis Bunt, Chief Financial Officer, Authentidate Holding Corp., 2165 Technology Drive, Schenectady, New York 12308, telephone
(518) 346-7799.

RE-OFFER
P R O S P E C T U S
-------------------             5,000,000 Shares


                           AUTHENTIDATE HOLDING CORP.

                                  Common Stock

         We are registering for resale an aggregate of 5,000,000 shares of common stock, $.001 par value of Authentidate Holding Corp., which shares we will issue upon the exercise of up to 5,000,000 shares of our common stock reserved for issuance upon the exercise of options granted under our 2000 Employee Stock Option Plan.

         We will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders.

         Our common stock is traded in the over-the counter market and is quoted on the Nasdaq National Market under the symbol "ADAT". On July 23, 2001, the closing price for the common stock as reported on Nasdaq was $4.80.

          The shares may be sold from time to time by the selling security holders, or by their transferees. No underwriting arrangements have been entered into by the selling security holders. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales. The selling security holders and intermediaries through whom such shares are sold may be deemed underwriters within the meaning of the Act, with respect to the shares offered by them.

          PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT
           CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF
                                  COMMON STOCK.


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                     Re-Offer Prospectus dated July 26, 2001

                                TABLE OF CONTENTS
                                                                                                              PAGE
                                                                                                              ----
AVAILABLE INFORMATION............................................................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................1

PROSPECTUS SUMMARY...............................................................................................3

THE COMPANY......................................................................................................3

THE OFFERING.....................................................................................................9

RISK FACTORS....................................................................................................10

USE OF PROCEEDS ................................................................................................17

SELLING SECURITY HOLDERS........................................................................................18

PLAN OF DISTRIBUTION............................................................................................20

REPORTS TO SHAREHOLDERS.........................................................................................21

LEGAL MATTERS...................................................................................................21

EXPERTS ........................................................................................................21

ADDITIONAL INFORMATION..........................................................................................21

FORWARD LOOKING STATEMENTS .....................................................................................22

                              AVAILABLE INFORMATION

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Reports, proxy and information statements and other information that we file with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

         We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered by this re-offer prospectus. This re-offer prospectus does not contain all the information set forth in or annexed as exhibits to the registration statement. For further information with respect to our company and the shares of common stock offered by this re-offer prospectus, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as part thereof or incorporated by reference herein. Copies of the registration statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the Commission at the addresses listed above, upon payment of the charges prescribed therefor by the Commission. Statements contained in this re-offer prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, tot he extent that they are exhibits to this registration statement, may be obtained from the public reference facilities of the Commission, upon the payment of the charges prescribed therefor by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, heretofore filed by Authentidate Holding Corp. with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2000.

         2. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

         3. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000.

         4. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         5. Our Proxy Statement, as supplemented, for our Annual Meeting of Shareholders held on March 23, 2001.

         6. Our Current Reports on Form 8-K dated January 8, 2001 and March 27, 2001.

         7. A description of our common stock contained in our registration statement on Form 8-A filed April 17, 2000.

         Each document filed subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and shall be part hereof from the date of filing of such document.

         All documents filed by the registrant after the date of filing the initial registration statement on Form S-8 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

         We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Authentidate Holding Corp., 2165 Technology Drive, Schenectady, New York 12308, telephone (518) 346-7799, Attention: Chief Financial Officer.

                               PROSPECTUS SUMMARY

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in our Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2000, and in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001, incorporated by reference into this prospectus.

                           AUTHENTIDATE HOLDING CORP.

OUR BUSINESS

         Authentidate Holding Corp, and its subsidiaries DJS Marketing Group, Inc., Authentidate, Inc. and WebCMN, Inc., are engaged in the manufacture and distribution of document imaging systems, computer systems and related peripheral equipment, components, and accessories, and the provision of network and internet services and authentication software.

         In March 1996, we acquired DJS (d.b.a Computer Professionals), a system integrator, and computer reseller in Albany, New York. DJS is an authorized sales and support provider for Novell, Microsoft Solutions and Lotus Notes.

         We established our Authentidate subsidiary during the fiscal year ended June 30, 2000 to engage in the business of providing end users with a service providing for the storage, confirmation and authentication of electronic data and images. Subsequent to the formation of Authentidate, we established with a German entity Authentidate International, A.G., a German corporation, to market the Authentidate service in certain foreign countries. Authentidate Sports Edition, Inc., a joint venture established in May, 2001, will apply the Authentidate technology to the field of signature authentication as it relates to sports memorabilia and entertainment collectibles. WebCMN, Inc., incorporated in March, 2001, was established to develop a service based on the Authentidate technology designed to facilitate the processing of Certificates of Medical Necessity, which must be filed by persons seeking government reimbursement in connection with the purchase of medial devices.

RECENT EVENTS

         Reorganization

         We held our annual meeting of shareholders on March 23, 2001. At the meeting our shareholders approved a proposal to change our name from Bitwise Designs, Inc. to Authentidate Holding Corp. This name change was recommended by our Board of Directors in connection with the Board's decision to focus on developing our Authentidate business line. The name change became effective March 23, 2001 and our trading symbol on the Nasdaq National Market was changed from BTWS to ADAT on March 28, 2001.

         At the annual meeting, our shareholders also approved the proposal to acquire the outstanding minority interests of our Authentidate, Inc. subsidiary in exchange for securities of our company on a 1.5249:1 basis. This proposal was also recommended to our shareholders in connection with the decision of our Board of Directors to focus on our Authentidate business line. As of the date of this Prospectus, security holders owning an aggregate of 601,750 shares of

Common Stock and an aggregate of 616,623 options and warrants of Authentidate, Inc. have accepted the exchange offer and we have issued an aggregate of 917,608 shares of our Common Stock and 940,289 options and warrants to these security holders.

         Regulation S Offerings

         In May, 2001 we consummated two financings under Regulation S, which resulted in our receipt of an aggregate of $5,500,000 in gross proceeds. In these transactions we sold a total of 5,500 shares of our newly created Series C Convertible Preferred Stock and warrants to purchase 114,000 shares of our Common Stock. The Series C Preferred Stock is convertible into Common Stock at a conversion price of $4.845 per share and the warrants are exercisable at $4.845 per share for a period of five years from the date of issuance. The conversion price is not subject to any resets or adjustment for changes in the market price of our Common Stock. The Series C Preferred Stock also pays an annual 4% dividend, payable in cash or stock at our election, until conversion or redemption.
         We received approximately an aggregate of $5,250,000 in net proceeds after payment of commissions and expenses. The proceeds of these transactions will be used to increase the business development, marketing and sales efforts for the Authentidate services, along with general working capital needs of the Company.
         The transactions were completed under Regulation S of the Securities Act of 1933, as amended, and the securities sold in the offering are deemed restricted securities under Regulation S. Accordingly these securities may not be sold or transferred in the United States for a period of one year, except pursuant to registration under the Securities Act or an exemption therefrom. We have agreed to register for resale the shares of Common Stock which may be:

-        issued upon the conversion of the Series C Preferred Stock;

-        paid as dividends on the Series C Preferred Stock; and

-        issued upon the exercise of the warrants.

         We are obligated to file the registration statement within 180 days from the closing of the transactions.

         WebCMN, Inc.

         We recently incorporated WebCMN, Inc., a new majority-owned subsidiary. Through WebCMN, we intend to develop a service offering designed to assist users to accurately and efficiently process Certificates of Medical Necessity, which are required to be submitted by suppliers of medical devices in order to obtain Government reimbursement for such products. The WebCMN service will be based on our proprietary Authentidate software and is currently in the development stage.

PRODUCTS AND SERVICES

         Document Management Systems

         In January 1996 we introduced our document imaging management system on a national level under the tradename DocStar. Our DocStar product enables users to scan paper documents onto an optical disk, hard drive or other storage medium from which they can be retrieved in seconds. This system allows users to eliminate or significantly reduce paper filing systems. We believe that a broad spectrum of businesses and governmental agencies experience the problem of storage, management and security of paper documents. The DocStar product line is intended to provide a cost effective method of reducing the space necessary to store documents while granting a user the ability to instantly retrieve documents.

         The operation of a document management system is similar to the operation of a facsimile machine. Documents are fed into an optical scanner that reads the documents and stores the information on one of several alternative mass storage devices. Documents can also be transmitted from or to the system via facsimile machine or modem. Documents can be retrieved almost instantaneously for viewing, printing or faxing thereby offering a significant time-saving tool to the modern office.

         We market the document management system under the tradename DocStar through a national dealer network. We own one dealership in the Albany, New York region, which also serves as a test market for new applications and software.

         Authentication Services

         We have established the following subsidiaries and joint venture to provide authentication services:

         - Authentidate, Inc. - to provide a software-based service to accept and store electronic files and date and time stamps those files with a secure clock to prove content, date and time authenticity;

         - Authentidate Sports Edition, Inc. - a joint venture established to develop an authentication service based on our Authentidate technology for use in the sports memorabilia and collectibles industries;

         - Authentidate International, A.G. - a joint venture with a German entity to market the Authentidate service in certain foreign countries; and

         - WebCMN, Inc. - to develop a service based on the Authentidate technology designed to facilitate the processing of Certificates of Medical Necessity.

         Computer Products and Services

         Along with our subsidiary, DJS, we primarily market the following different products and services:

         -        Computer Products and Integration Services;

         -        Network Services; and

         -        Internet/Intranet Development Services.

                     AUTHENTIDATE, INC. AND RELATED ENTITIES

         We recently established a majority owned subsidiary named Authentidate, Inc., to engage in a new business line of providing end users with a software-based service which will:

         - accept and store electronic images from networks and personal computers throughout the world and from different operating systems via the Internet;

         - indelibly date and time stamp all electronic images received using a secure clock;

         - allow users to transmit only the "secure codes" to Authentidate fileservers while maintaining the original within the customers "firewall"; and

         - allow users to prove authenticity of time, date and content of stored electronic documents.

THE AUTHENTIDATE SERVICE

         Authentidate is in the process of developing a software-based Business to Business product. There currently exists a Retail version on the Internet which was developed in large part to generate interest and to publicize the B to B version. Only minor income is expected from the retail version. We initially retained a third party consulting firm, Cap Gemini America, Inc., to program and develop the B to B version. Currently, we have employed our own staff of software developers to improve the products. This version is currently being tested and we anticipate a general release in 2001.

RELATED ENTITIES

         We formed a joint venture in March, 2000, known as Authentidate International, AG, with a German company to develop the Authentidate software in foreign languages and to market that product outside the Americas, Japan, Australia, New Zealand and India. We own 39% of the joint venture.

         Authentidate Sports Edition, another joint venture, was recently created to market Authentidate services to the sports memorabilia and collectibles industries.

         We established WebCMN in March, 2001 in order to develop a service to facilitate the processing of Certificates of Medical Necessity. Certificates of Medical Necessity must be filed by suppliers seeking government reimbursement in connection with the placement of medical devices. WebCMN intends to develop a software-based service incorporating our proprietary Authentidate technology designed to facilitate the processing of these documents to reduce the time period for reimbursement currently experienced by suppliers of medical devices.

                            DJS MARKETING GROUP, INC.

         DJS (d/b/a "Computer Professionals") is a network and systems integrator of computer and peripheral products for a variety of customers, including corporations, schools, government agencies, manufacturers and distributors. DJS is one of the largest systems integrators in the Albany, New York region.

         DJS provides network integration, Internet/Intranet development, accounting solutions, service, consultation, document management and video conferences. DJS also services the products it sells by employing factory trained computer technicians and network engineers.

PRODUCTS AND SERVICES

         Computer Products and Integration Services

         DJS purchases personal computers and peripheral computer products from many different suppliers. Peripheral computer products are products that operate in conjunction with computers, including but not limited to, printers, monitors, scanners, modems and software. DJS configures various computer hardware and peripheral products such as software together, to satisfy a customer's individual needs.

         Network Integration Services

         DJS' network integration group designs, implements, installs, manages and supports enterprise networks with products from Novell, Microsoft, UNIX, Tricord, Synoptics, Compaq, Cisco and others. Applications that the network system provides include E-mail, accounting systems, word processing, communication and any other applications that require the sharing of information. DJS designs customized solutions for its clients with precise objectives and its engineers analyze hardware, software, and cabling to ensure effective and affordable solutions.

         Internet/Intranet Development

         DJS offers services related to the Internet, including Internet connectivity, web page development, and hardware installation. Additionally, DJS assists its clients through the buying and implementation process with Internet/Intranet training and ongoing support.

         Accounting Solutions

         DJS also markets accounting systems from State-of-the-Art to various end-users such as distributors, manufacturers and wholesalers. DJS analyzes each particular client's needs and custom designs an accounting system to satisfy these needs.

         Service and Consultation

         DJS's service department is authorized to repair and maintain all major brand products sold by DJS, including warranty and post-warranty equipment. DJS generally guarantees a four hour response time for all service calls, with an average resolution time of next day. DJS's engineers also provide complete system configuration services, which includes installation of all hardware, including memory, disk drives, network or communication adapters, as well as any associated software or driver. All units are thoroughly tested after configuration and all malfunctioning units are eliminated.

         Document Management

         DJS also offers document imaging services which it believes is an efficient and financially attainable alternative to conventional, costly paper trails. Management believes digital documents can be stored, searched, retrieved and edited in a fraction of the time with complete access to the network and quality control features. Among other product lines, DJS offers customers our DocStar line.

         Sales and Marketing

         DJS markets its products and services throughout New York State, parts of Vermont and Massachusetts. DJS intends to expand its national and international sales and marketing departments. Clients include corporations, small office/home office owners, schools, government agencies, manufacturers and distributors.

OUR OFFICES

         We were initially organized in August 1985 and reincorporated under the laws of the state of Delaware in May 1992. Our executive offices are located at 2165 Technology Drive, Schenectady, New York 12308, our telephone number is
(518) 346-7799, and our Internet address is www.authentidatehc.com.

                                  THE OFFERING

Common Stock Offered by the
Selling Security Holders.........................     5,000,000

Common Stock Outstanding
  Prior to Offering (1) ...........................  16,114,093

Common Stock Outstanding
  After the Offering (2) .........................   21,114,093

Use of Proceeds...................................   Authentidate Holding Corp. will not receive
                                                     any proceeds from the sales of the Selling
                                                     Shareholders. We anticipate that proceeds
                                                     received from the exercise of any options
                                                     will be used for working capital and general
                                                     corporate purposes. Please see "Use of
                                                     Proceeds."

Nasdaq National Market Symbol
(Common Stock):                                      "ADAT"

--------------------
(1) Based on the number of shares actually outstanding as of July 16, 2001.

Unless otherwise specifically stated, information throughout this prospectus excludes as of June 29, 2001:

- 3,000,000 shares of Common Stock reserved for issuance under our 1992 Employee Stock Option Plan, of which 2,062,580 shares have been reserved for currently outstanding option;

- 5,000,000 shares of Common Stock reserved for issuance under out 2000 Employee Stock Option Plan, of which 2,027,125 shares have been reserved for currently outstanding options;

- 140,000 shares of Common Stock reserved for currently outstanding options under our Directors Plan;

- 2,908,450 shares of Common Stock reserved for issuance upon the exercise of currently outstanding warrants;

- 640,000 shares of Common Stock reserved for issuance upon the conversion of our Series B Preferred Stock; and

- 1,135,191 shares of Common Stock reserved for issuance upon the conversion of our Series C Preferred Stock.

(2) This assumes the exercise of all of the securities for which underlying shares are being registered by this prospectus.

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere, should be considered carefully in evaluating us and our business. An investment in the securities is suitable only for those investors who can bear the risk of loss of their entire investment.

IF WE CONTINUE TO FACE UNCERTAINTIES IN MARKETING THE DOCSTAR SYSTEM, WE MAY CONTINUE TO LOSE MONEY.

         We incurred losses of $5,274,043, $3,166,488 and $5,464,059 for the fiscal years ended June 30, 2000, 1999 and 1998, respectively. We also incurred a loss of $1,575,896 for the three months ended September 30, 2000, a loss of $3,198,812 for the six months ended December 31, 2000 and a loss of $6,174,992 for the nine months ended March 31, 2001. Furthermore, for the last three years we have been expanding our marketing and sales efforts of the DocStar line of document imaging systems which has led to increased costs associated with the product line. We have also been investing in new technologies, namely Authentidate, and the related applications of this technology. We will continue to incur these costs in the future as we attempt to increase market awareness and sales of DocStar and the Authentidate applications. Our prospects should be considered in light of the difficulties frequently encountered in connection with the establishment of a new business line and the competitive environment in which we operate. There can be no assurance that we will be able to achieve profitable operations in future operating periods.

WE HAVE LIMITED WORKING CAPITAL AND MAY NEED ADDITIONAL FUNDS TO FINANCE FUTURE OPERATIONS.

         Our capital requirements have been and will continue to be significant. We have been substantially dependent upon public offerings and private placements of our securities and on short-term and long-term loans from lending institutions to fund such requirements. We are expending significant amounts of capital to promote and market the Authentidate and DocStar products. Due to these expenditures, we have incurred significant losses to date. In the future, we may need additional funds from loans and/or the sale of equity securities to fully implement our business plans. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. In the event such funds are not available, we will be forced to reduce its current and proposed operations.

OUR PRODUCTS MAY NOT BE ACCEPTED BY OUR CONSUMERS WHICH WOULD SERIOUSLY HARM OUR BUSINESS.

         Although we introduced our DocStar imaging system products on a national level in January 1996, demand and market acceptance for the DocStar imaging system remains subject to a high level of uncertainty. Achieving widespread acceptance of this product line will continue to require substantial marketing efforts and the expenditure of significant funds to create brand recognition and customer demand for such products. There can be no assurance that adequate marketing arrangements will be made for such products. The Authentidate product line is a new product line and there can be no assurance that these products will ever achieve widespread market acceptance or increased sales or that the sale of such products will be profitable.

IF WE CANNOT CONTINUOUSLY ENHANCE OUR PRODUCTS IN RESPONSE TO RAPID CHANGES IN THE MARKET, OUR BUSINESS WILL BE HARMED.

         The computer industry and software-based services industry are characterized by extensive research and development efforts which result in the frequent introduction of new products which render existing products obsolete. Our ability to compete successfully in the future will depend in large part on our ability to maintain a technically competent research and development staff and our ability to adapt to technological changes in the industry and enhance and improve existing products and successfully develop and market new products that meet the changing needs of our customers. Although we are dedicated to continued research and development of our products with a view towards offering products with the most advanced capabilities, there can be no assurance that we will be able to continue to develop new products on a regular basis which will be competitive with products offered by other manufacturers. At the present time, we do not have a targeted level of expenditures for research and development. We will evaluate all opportunities but believe the majority of our research and development will be devoted to enhancements of our existing products.

         Technological improvements in new products that we and our competitors offer, which, among other things, results in the rapid decline of the value of inventories, as well as the general decline in the economy and other factors, have resulted in recent declines in retail prices for computer products. As competitive pressures have increased, many companies have ceased operation and liquidated inventories, further increasing downward pricing pressure. Such declines have, in the past, and may in the future, reduce our profit margins.

WE DO NOT HAVE PATENTS ON ALL THE TECHNOLOGY WE USE WHICH COULD HARM OUR COMPETITIVE POSITION.

         We do not currently hold any patents and the technology embodied in our current products cannot be patented. We have three patents pending for the innovative technology underlying the Authentidate business plan that can verify the authenticity of digital images by employing a secure clock to stamp the date and time on each image captured and have registered as trademarks the logo "DocStar" and "Authentidate". We rely on confidentiality agreements with our key employees to the extent we deem it to be necessary. We further intend to file a patent application for any new products we may develop, to the extent any technology included in such products is patentable, if any. There can be no assurance that any patents in fact, will be issued or that such patents will be effective to protect our products from duplication by other manufacturers. In addition, there can be no assurance that any patents that may be issued will be effective to protect our products from duplication by other developers.

         Other companies operating within our business segment may independently develop substantially equivalent proprietary information or otherwise obtain access to the our know-how. In addition, there can be no assurance that we will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Although we believe that the products we sell do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur.

         In the event that products we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or obtain a license for the manufacture and/or sale of such products. There can be no assurance that, in such an event, we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if our products or proposed products are deemed to infringe upon the patents or proprietary rights of others, we could, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business.

WE DEPEND ON OTHERS FOR COMPONENTS OF OUR PRODUCTS, WHICH MAY RESULT IN DELAYS AND QUALITY-CONTROL ISSUES.

         We do not own or lease any manufacturing facilities and do not manufacture any of the component parts for our products. Rather, we purchase all of these components from unaffiliated suppliers. All of our products are assembled at our facilities. We believe that at the present time we have sufficient sources of supply of component parts, and that in the event any existing supplier ceases to furnish component parts to us, alternative sources are available. However, there can be no assurance that the future production capacity of our current suppliers and manufacturers will be sufficient to satisfy our requirements or that alternate suppliers and manufacturers will be available on commercially reasonable terms, or at all. Further, there can be no assurance that the availability of such supplies will continue in the future.

IF OUR PRODUCTS ARE NOT COMPETITIVE, OUR BUSINESS WILL SUFFER.

         Authentidate Holding Corp. and its subsidiaries are engaged in the highly competitive businesses of assembling and distributing document imaging systems, software-based authentication products, computer hardware and software as well as technical support services for such businesses. The document imaging business is competitive and we compete with major manufacturers. Many of these companies have substantially more experience, greater sales, as well as greater financial and distribution resources than do we. The most significant aspects of competition are the quality of products, including advanced capabilities, and price. There can be no assurance the Company can effectively continue to compete in the future.

         Our Authentidate business is a new business line and the level of competition in unknown at this point in time. There can be no assurances, however, that Authentidate products will achieve market acceptance.

         Our DJS subsidiary is engaged in the highly competitive business of systems integration, computer services and computer reselling. DJS competes with many small and local companies which provide similar technical services to those offered by DJS. Additionally, DJS must compete with other computer resellers, many of whom have greater financial and technical resources. There can be no assurance that DJS will be able to compete successfully with these competitors.

IF WE LOSE OUR PRESIDENT, OUR BUSINESS WILL BE HARMED.

         Our success is largely dependent upon the services of our Chairman of the Board and President, John T. Botti. The loss of his services would have a material adverse affect on our business and prospects. We have entered into a three-year employment agreement with Mr. Botti expiring in January, 2003. We have obtained, for our benefit, "key man" life insurance in the amount of $1,000,000 on Mr. Botti's life.

SINCE WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK, YOU MAY NOT RECEIVE INCOME FROM THIS INVESTMENT.

         We have not paid any dividends on our Common Stock since our inception and do not contemplate or anticipate paying any dividends on our Common Stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of our business.

IF OUR COMMON STOCK IS DELISTED FROM NASDAQ, LIQUIDITY IN OUR COMMON STOCK MAY BE AFFECTED.

         Our Common Stock is listed for trading on the Nasdaq National Market. In order to continue to be listed on Nasdaq, however, we must meet certain criteria, including one of the following:

         - maintaining $4,000,000 in net tangible assets, a minimum bid price of $1.00 per share and a market value of its public float of $5,000,000; or

         - having a market capitalization of at least $50,000,000, a minimum bid price of $5.00 per share and a market value of its public float of $15,000,000.

         On June 29, 2001, our closing bid price was $4.43. The dilution to our shareholders which could be caused by the widespread conversion of the Series B Preferred Stock could cause the per share value of our common stock to drop below the minimum bid of $1.00 required for continued listing. As of March 31, 2001, we had net tangible assets of approximately $11,800,000 and as of June 29, 2001 the market value of our public float was approximately $68,270,677.

         If in the future should we fail to meet Nasdaq maintenance criteria, our Common Stock may be delisted from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

         Although we anticipate that our Common Stock will continue to be listed for trading on Nasdaq, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share on the date the Common Stock was delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell their securities in the secondary market.

OUR SERIES B PREFERRED STOCK FINANCING MAY RESULT IN DILUTION TO OUR COMMON SHAREHOLDERS.

         Dilution of the per share value of our common shares could result from the conversion of most or all of the Series B Preferred Stock we sold in a private placement in October 1999. Holders of our Series B Preferred Stock may convert these shares into shares of our common stock at a conversion price of $1.875 beginning one year after the issuance of the Series B Preferred Stock. However, after three years from the closing, the conversion price is subject to a floating rate equal to the lower of $1.875 or the average of the closing bid and asked prices of our common stock for the immediately preceding ten consecutive trading days ending one day prior to the notice of conversion. As of the date of this Prospectus, there are 48,000 shares of Series B Preferred Stock outstanding.

         The following chart presents the maximum number of common shares issuable on conversion of the currently outstanding shares of Series B Preferred Stock based on different conversion rates. On March 5, 2001, the holder of 2,000 shares of Series B Preferred Stock elected to convert those shares into 26,667 shares of our Common Stock. While we expect to issue a maximum of an additional 640,000 shares of common stock upon conversion of the Series B Preferred Stock until October 5, 2001, we could issue a significantly greater number of common shares upon conversion of the Series B Preferred Stock after October 5, 2002, when the floating conversion rate is triggered.

                                                                         Percentage of Total Shares
Conversion           Conversion          Maximum Number of Shares              of Common Stock
  Period               Rate              of Common Stock Issuable                Outstanding
----------           ----------          ------------------------        --------------------------
10/6/2000 -           $1.875                    640,000                         4.0%
10/5/2002

10/6/2002 -           $1.875                    640,000                         4.0%

10/6/2002 -            $1.50                    800,000                         5.0%

10/6/2002 -            $1.00                   1,200,000                        7.3%

10/6/2002 -            $0.75                   1,600,000                        9.5%

         Regardless of the date of exercise, dilution could occur from the widespread conversion of the Series B Preferred Stock. The following scenarios could result in dilution to our common shareholders:

         - In either period, the conversion price could be lower than the actual trading price on the day of conversion. This could result in the holder immediately selling all of its converted common shares, which would have a dilutive effect on the value of the outstanding common shares.

         - After three years, if the average trading price falls below $1.875, the lower the average trading price, the greater the number of common shares that a holder of our Series B Preferred Stock will receive upon conversion. This might further encourage the holders of the Series B Preferred Stock to covert their shares into common shares. The increased number of common shares would further depress the average trading price of our common stock.

         - The significant downward pressure on the trading price of our common stock as Series B Preferred Stock holders converted these securities and sell the common shares received on conversion could encourage short sales by the holders of Series B Preferred Stock or other shareholders. This would place further downward pressure on the trading price of our common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the Series B Preferred Stock could lead to a decline in the trading price of our common stock.

OUR SERIES C PREFERRED STOCK FINANCINGS MAY RESULT IN DILUTION TO OUR COMMON SHAREHOLDERS.

         Dilution of the per share value of our common shares could result from the conversion of most or all of the Series C Preferred Stock we sold in two transactions pursuant to Regulation S to non-U.S. entities in May, 2001. Holders of our Series C Preferred Stock may convert these shares into shares of our common stock at a fixed conversion price of $4.845 beginning at the earlier of one year after the issuance of the Series C Preferred Stock or upon the effectiveness of a registration statement covering such shares. In addition, the purchasers in these transactions received warrants to purchase such number of shares of our common stock as equals 10% of the number of shares issuable upon conversion of the Series C Preferred Stock, rounded up to the nearest 1,000 shares. The warrants may not be exercised until the earlier of one year from the date of issuance or upon the effectiveness of a registration statement covering the Common Stock underlying the warrants. As of the date of this Prospectus, we issued 5,500 shares of Series C Preferred Stock which are convertible into an aggregate of 1,135,191 shares of Common Stock and 114,000 warrants.

WE HAVE SOLD RESTRICTED SHARES WHICH MAY DEPRESS OUR STOCK PRICE WHEN IT IS SELLABLE UNDER RULE 144.

         Approximately 2,524,818 shares of Common Stock currently outstanding, including the Shares being registered for resale pursuant to this Prospectus, may be deemed "restricted securities" as that term is defined under the Securities Act of 1933 (the "Act"), and in the future, may be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption therefrom. Rule 144 provides, that, in general, a person holding restricted securities for a period of one year may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of ours and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a two year holding period. Sales of our Common Stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of our securities. In addition, the sale of shares by officers and directors and other affiliated shareholders, may also have a depressive effect on the market for our securities.

OUR OUTSTANDING OPTIONS AND WARRANTS MAY DEPRESS OUR STOCK PRICE.

         As of June 29, 2001, there were outstanding immediately exercisable stock options to purchase an aggregate of 2,117,998 shares of Common Stock at exercise prices ranging from $0.84 to $11.25 per share, and outstanding immediately exercisable warrants to purchase an aggregate of 2,908,450 shares of Common Stock at exercise prices ranging from $.88 to $11.25 per share. In addition, there are outstanding 48,000 shares of our Series B Preferred Stock, which are currently convertible into an aggregate of 640,000 Shares of Common Stock and 5,500 shares of our Series C Preferred Stock, which is convertible into an aggregate of 1,135,191 shares of Common Stock. To the extent that outstanding stock options and warrants are exercised or the Series B and Series C Preferred Stock is converted, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by the outstanding options, warrants and preferred stock.

IF WE CANNOT OFFSET FUTURE TAXABLE INCOME OUR TAX LIABILITIES WILL INCREASE.

         At June 30, 2000, the date of our most recent fiscal year end for which we have audited financial statements, we had net operating loss carryforwards ("NOLS") for federal income tax purposes of approximately $17,100,000 available to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLS is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. Use of our NOLS could also be limited as a result of grants of stock options under stock option plans and other events. In the event we achieve profitable operations, any significant limitation on the utilization of NOLS would have the effect of increasing our current tax liability.

SINCE THE HOLDERS OF OUR OUTSTANDING SERIES A PREFERRED STOCK CONTROL OUR BOARD OF DIRECTORS, OTHER SHAREHOLDERS MAY NOT BE ABLE TO INFLUENCE OUR DIRECTION.

         Our Certificate of Incorporation authorizes our Board of Directors to issue up to 5,000,000 shares of Preferred Stock, from time to time, in one or more series. The Board of Directors is authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of Preferred Stock. We previously established 200 shares of Series A Preferred Stock which are owned by John Botti and Ira Whitman, our founders and officers. Currently there are only 100 shares of Series A Preferred Stock outstanding, all of which are owned by Mr. Botti. The Series A Preferred Stock entitles the holders to elect a majority of the Board of Directors. The existence of such stock could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. In connection with our recent sale of Series C Preferred Stock, the holder of the Series A Preferred Stock agreed not to exercise these rights unless we are current in meeting our dividend obligations and the shares of Common Stock issuable upon conversion or payable as dividends are not restricted from public distribution in the United States. There are currently outstanding 5,500 shares of our Series C Preferred Stock. In addition, we issued 50,000 shares of our Series B Preferred Stock in our October, 1999 private offering, of which 48,000 shares are currently outstanding.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock offered hereby, but will receive proceeds from the exercise of stock options issued under the Employee Plan. Any funds received in connection with the exercise of these securities will be used for working capital purposes.

                            SELLING SECURITY HOLDERS

         The shares offered for resale under this Re-offer Prospectus are being registered for reoffers and resales by selling stockholders of Authentidate Holding Corp. who have and may in the future acquire such shares under the Employee Plan. Such persons may resell all, a portion, or none of such shares. The selling stockholders named below are employees and/or directors of Authentidate Holding Corp. or its subsidiary, Authentidate, Inc., who may acquire shares of common stock under the Employee Plan and are eligible to resell any such shares of common stock, regardless of whether they have any present intent to do so.

                                                                              Shares/Option        Percentage of
                                Shares/Option Shares          Option             Shares               Shares
  NAME AND ADDRESS OF            Beneficially Owned          Shares            Owned After          Owned After
SELLING SECURITY HOLDER          Prior to Offering           Offered            Offering           Offering (1)
John T. Botti (2)                409,391/1,578,592          513,592(4)    409,391/1,065,000(7)          9.2
Rob Van Naarden (3)                  0/547,397              347,397(5)        0/200,000(8)              **
Nicholas Themelis (2)             17,500/309,868            109,868(5)     17,500/200,000(11)           **
Dennis H. Bunt (2)                  883/162,849              86,849(5)        883/76,000(9)             **
Patrick D. Lang (3)                  0/138,959              138,959(5)              0                   **
Barry Bergman (3)                    0/138,959              138,959(5)              0                   **
Betty Flatley (2)                    0/13,834                 3,000(5)        0/10,384(10)              **
Thomas Franceski (2)                 0/105,000              100,000(5)         0/5,000(10)              **
Darren Franceski (2)                 0/45,000                40,000(5)         0/5,000(10)              **
Richard Reichgut (3)                 0/125,000              125,000(6)              0                   **
Alex Cooper (3)                      0/100,000              100,000(6)              0                   **
Michael Wolf (2)                   22,000/65,000             65,000(6)          22,000/0                **
Robert Visnov (3)                    0/50,000                50,000(6)              0                   **
Elizabeth Moctezuma (3)               0/6,000                 6,000(6)              0                   **
James Tan (3)                        0/30,000                30,000(6)              0                   **
Michael Fischer (3)                  0/40,000                40,000(6)              0                   **
Hicham Kabbaj (3)                    0/15,000                15,000(6)              0                   **
Deborah Parker (3)                   0/20,000                20,000(6)              0                   **
Karianne Butler (3)                  0/25,000                25,000(6)              0                   **
Sindhuja Kasturi (3)                 0/15,000                15,000(6)              0                   **
Bahram Zanueneh (3)                  0/30,000                30,000(6)              0                   **

                                                                              Shares/Option        Percentage of
                                Shares/Option Shares          Option             Shares               Shares
  NAME AND ADDRESS OF            Beneficially Owned          Shares            Owned After          Owned After
SELLING SECURITY HOLDER          Prior to Offering           Offered            Offering           Offering (1)
David Rao (3)                        0/27,500                27,500(6)             0                     **

------------------------------
**       Percentage is less than 1%.

(1)      Percentage based on 16,114,093 shares outstanding.

(2) Address is c/o Authentidate Holding Corp., 2165 Technology Drive, Schenectady, New York 12308.

(3) Address is c/o Authentidate, Inc., Two World Financial Center, 43rd Floor, New York, New York 10281.

(4) Listed shares include 68,925 shares underlying stock options exercisable at $5.875 per share and 444,467 shares underlying stock options exercisable at $1.52 per share, all of which are included in this prospectus.

(5) Listed shares are underlying stock options exercisable at $4.625 per share and are included in this prospectus.

(6) Listed shares are underlying stock options exercisable at $4.9375 per share and are included in this prospectus.

(7) Includes shares underlying stock options to purchase 1,065,000 shares of Common Stock, which shares are not covered by this Prospectus.

(8) Includes shares underlying stock options to purchase 200,000 shares of Common Stock, which shares are not covered by this Prospectus.

(9) Includes shares underlying stock options to purchase 76,000 shares of Common Stock, which shares are not covered by this Prospectus.

(10) Represents shares underlying stock options held by listed holder, which shares are not covered by this Prospectus.

(11) Includes options to purchase 200,000 shares of Common Stock and warrants to purchase 10,000 shares of Common Stock, which shares are not covered by this Prospectus.

                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus, including the shares underlying the options which will be issued by Authentidate Holding Corp. upon the exercise of such securities by the holders thereof, may be offered and sold from time to time by the selling security holders, and pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling security holders as a pledge, gift or other non-sale related transfer, including in one or more of the following transactions:

-        on the over the counter market;

- in transactions other than on the over the counter market such as private resales;

-        in connection with short sales;

-        by pledge to secure debts and other obligations;

- in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

-        in a combination of any of the above transactions; or

- pursuant to Rule 144 under the Securities Act, assuming the availability of an examination from registration.

         The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

         Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling shareholders, or will receive commissions from the purchasers for whom they acted as agents. The selling security holders and intermediaries through whom shares are sold may be deemed underwriters within the meaning of the Securities Act with respect to the shares offered.

         There can be no assurance that the selling security holders will sell all or any of the common stock.

         We have agreed to keep this prospectus effective for a period expiring on the earlier of the date on which all of the selling security holders' shares have been sold or the date on which all such shares are eligible for sale pursuant to Rule 144 under the Securities Act.

         The selling shareholders and us have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

                             REPORTS TO SHAREHOLDERS

         We distribute annual reports to its stockholders, including financial statements examined and reported on by independent public accountants, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of our company's operations.

                                  LEGAL MATTERS

         The legality of the offering of the shares will be passed upon for us by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York l00l7.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the years ended June 30, 2000 and 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed a Registration Statement under the Act with the Securities and Exchange Commission, with respect to the securities offered by this re-offer prospectus. This re-offer prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and such securities, reference is made to the registration statement and to the exhibits and schedules filed therewith. Each statement made in this re-offer prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The registration statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                           FORWARD LOOKING STATEMENTS

         Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We desire to avail ourselves of certain "safe harbor" provisions of the 1995 Reform Act and are therefore including this special note to enable us to do so. Forward-looking statements included in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to our stockholders and other publicly available statements issued or released by us involve known and unknown risks, uncertainties, and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by those forward looking statements. These future results are based upon management's best estimates of current conditions and the most recent results of our operations. The statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations, and those of our directors or officers with respect to: (i) future revenues,(ii) product development, (iii) success in implementing the Authentidate business plan, (iv) the document imaging system industry, and (v) other matters. Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including those discussed throughout this Prospectus. These risks include, but are not limited to, risks associated with recent and accumulated losses, competition, conflicts of interest, limited operating history, dependence upon one product line, and other risks detailed in this Prospectus and our Securities and Exchange Commission filings, including our Annual Report on Form 10-KSB, Form 10-Q as well as recently filed Reports on Form 8-K, if any, each of which could adversely affect our business and the accuracy of the forward looking statements contained herein.

PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 3.          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, heretofore filed by Authentidate Holding Corp. with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2000.

         2. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

         3. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000.

         4. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         5. Our Proxy Statement, as supplemented, for our Annual Meeting of Shareholders held on March 23, 2001.

         6. Our Current Reports on Form 8-K dated January 8, 2001 and March 27, 2001.

         7. A description of our common stock contained in our registration statement on Form 8-A filed April 17, 2000.

         All documents that we file subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all Shares offered hereby have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this Prospectus forms a part.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

         In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for
(i) breaches of a director's fiduciary duty of loyalty to us or to our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and (iii) any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither Authentidate Holding Corp. nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

         We have entered into Indemnification Agreements with each of our directors and officers

(the "Indemnitees") pursuant to which we have agreed to provide for indemnification, to the fullest extent permitted by law and our By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement arising out of any claim in connection with any event, occurrence or circumstance related to such individual serving as a director or officer of us. Such indemnification includes the advance of expenses to the Indemnitees (including the payment of funds in trust therefor under certain circumstances) and is subject to there not having been determined that the Indemnitee would not be permitted to be indemnified under applicable law. The rights of indemnification are in addition to any other rights which the Indemnitees may have under our Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or otherwise.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.  EXHIBITS.

         The exhibits designated with (*) are filed herewith. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. Secs.
201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the description of such exhibits.

EXHIBIT
NO.               DESCRIPTION
---               -----------
4.1               Form of Common Stock Certificate (Exhibit 4.1 to Registration
                  Statement on Form S-18, File No. 33-46246-NY)

5.* Opinion of Goldstein & DiGioia, LLP re legality of shares offered.

23.1*             Consent of PricewaterhouseCoopers, LLP.

23.2*             Consent of Goldstein & DiGioia, LLP, contained in Exhibit 5.

99.1 2000 Employee Stock Option Plan (filed as Exhibit 2 to Definitive Proxy Statement dated February 16, 2001 as filed with the Securities and Exchange Commission).

ITEM 9.  UNDERTAKINGS

We hereby undertake:

A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of

1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

                  (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, New York, on July 23, 2001.

                            AUTHENTIDATE HOLDING CORP.



                            By:   /s/ JOHN T. BOTTI
                                  ----------------------------------------
                                  John T. Botti
                                  Chief Executive Officer, Chairman of the Board and President

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints John Botti his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney- in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

NAME                                        TITLE                                            DATE
----                                        -----                                            ----
/s/John T. Botti                            Chairman of the Board, President             July 23, 2001
----------------------
John T. Botti                               and Chief Executive Officer

/s/ Ira C. Whitman                          Senior Vice President, Secretary             July 23, 2001
----------------------
Ira C. Whitman                              and Director

/s/ Robert Van Naarden                      Director and Chief Executive                 July 23, 2001
----------------------
Robert Van Naarden                          Officer, Authentidate, Inc.

/s/Steven A. Kriegsman                      Director                                     July 23, 2001
----------------------
Steven A. Kriegsman

/s/J. Edward Sheridan                       Director                                     July 23, 2001
---------------------
J. Edward Sheridan

/s/Charles C. Johnston                      Director                                     July 23, 2001
----------------------
Charles C. Johnston

/s/ Nicholas Themelis                       Director                                     July 23, 2001
---------------------
Nicholas  Themelis

/s/Dennis H. Bunt                           Chief Financial Officer and                  July 23, 2001
-----------------
Dennis H. Bunt                              Principal Accounting Officer





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